EXHIBIT 10.1
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                               FIRST AMENDMENT TO

                         TRANSITION/SEPARATION AGREEMENT



                  This First Amendment (the "AMENDMENT") to the Transition/Separation Agreement (the "AGREEMENT") dated as of August 22, 2005 by and between BKF Capital Group, Inc. ("BKF") and John A. Levin ("JAL") is dated as of December 21, 2005. All capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Agreement.

                  WHEREAS, BKF and JAL entered into the Agreement regarding JAL's transition to resignation as Chief Executive Officer and as an employee of BKF, JAL's ongoing consulting relationship with BKF and JAL's ability to establish a Successor Business.

                  WHEREAS, John C. Siciliano was appointed as Chief Executive Officer of BKF effective as of September 28, 2005.

                  WHEREAS, BKF and JAL desire to amend the Agreement in certain respects, as provided hereinbelow.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, BKF and JAL agree as follows:



1.       Section 3(a)(i) of the Agreement shall be amended to read as follows:

                  "(i) JAL shall not be able to solicit or hire any employee of BKF prior to the date which is 36 months following the Resignation Date, except that (x) JAL shall be permitted at any time to solicit and, on or following January 1, 2006, to hire, Glenn Aigen and any of those employees of BKF listed on Schedule A and (y) JAL shall be permitted at any time to solicit and, on or following January 1, 2007, to hire any employee of BKF identified on Schedule B; and"

2.       A new section 19 shall be added to the Agreement, to read as follows:

         "19.  Extension Period

                  a. EXTENSION OF JAL'S EMPLOYMENT. Following the Resignation Date, notwithstanding Section 1(a) and
                           Section 2(d), JAL shall remain as an employee of BKF through December 31, 2005, serving as senior portfolio manager and as a securities analyst at BKF with respect to the accounts of BKF that JAL is authorized to solicit pursuant to Section 4 of the Agreement (the period from the Resignation Date through December 31, 2005 being referred to herein as the "EXTENSION PERIOD"); PROVIDED that for purposes of Section 3 of the Agreement (Restrictive Covenants) and Section 4 of the Agreement (Successor Business), JAL shall be deemed to have ceased to be an employee of BKF and its affiliates as of the Resignation Date.

                  b. COMPENSATION OF JOHN A. LEVIN FOLLOWING SEPTEMBER 30, 2005. JAL shall not receive any bonus compensation in respect of 2005, but he shall continue to be


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                           paid base salary at a rate of $200,000 per annum for
                           the period commencing October 16, 2005 and ending on the expiration of the Extension Period. JAL shall forfeit all unvested or undelivered equity awards as of September 30, 2005 notwithstanding any terms of such awards or the plans under which such awards were made to the contrary.

                  c. COMPENSATION OF EMPLOYEES WHO WILL MOVE TO THE SUCCESSOR BUSINESS FOLLOWING THE EXTENSION PERIOD. BKF employees whose names are set forth on Schedule A to the Agreement, excluding those three employees indicated by asterisk on Schedule A (collectively, "JAL EMPLOYEES") shall continue to receive base salaries from BKF during the Extension Period at their current rate of pay. Notwithstanding any other terms of the Agreement to the contrary, BKF shall establish a bonus pool for the JAL Employees which shall be administered in the following manner:

                           i. BKF shall calculate the aggregate investment management fees generated during the Extension Period by accounts that JAL is authorized to solicit pursuant to Section 3 of the Agreement and who are identified on Schedule C to the Agreement ("JAL REVENUES"), excluding broker-dealer revenues because a transfer of the broker-dealer entity was not completed by October 1, 2005;

                           ii.      Reduce JAL Revenues by 15%;

                           iii. Further reduce JAL Revenues by base salaries paid and benefit expenses incurred during the Extension Period with respect to JAL and the JAL Employees;

                           iv. Further reduce JAL Revenues by (i) rent expense payable by JAL to BKF pursuant to
                                    Section 12 of the Agreement, (ii) other
                                    expenses incurred by BKF which are allocable to JAL (including an allocable portion of the compensation and employee benefits expense relating to the three employees indicated by asterisk on Schedule A to the Agreement) that would have been charged to, or incurred by, the Successor Business had JAL started the Successor Business as of October 1, 2005 as reasonably agreed between JAL and BKF and determined in a manner consistent with past practice, and (iii) all other expenses related to the continuation of employment of JAL and the JAL Employees through the expiration of the Extension Period which would not have been incurred by BKF had the Extension Period not been agreed to by BKF as reasonably agreed between JAL and BKF and determined in a manner consistent with past practice;

                           v. Increase the bonus pool by $90,000 (to reflect the $30,000 monthly consulting fee that is not being paid by BKF to JAL during the Extension Period pursuant to Section 5 of the Amendment); and

                           vi. The bonus pool shall be allocated in the discretion of JAL with respect to the JAL Employees, subject, however, to the approval (not to be unreasonably withheld) of the Chief Executive Officer of BKF (with input from the Chief Financial Officer of BKF).

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                  d.       Equity awards previously made by BKF to JAL Employees
                           and the other employees on Schedule A will continue to vest and, to the extent vested, be delivered by BKF according to their respective terms during the Extension Period. BKF shall offer Dan Aron an amendment to his equity award agreement which will provide for the delivery of the award underlying
                           4,072 share units which would otherwise forfeit if he were to join the Successor Business prior to March
                           12, 2006 provided that, with the exception of becoming employed by the Successor Business, he does not otherwise violate his noncompetition restrictions under such equity award agreement prior to March 12, 2006.

                  e. BKF acknowledges and agrees that those three employees listed on Schedule A and who are indicated with an asterisk next to their name and who do not resign from their employment with BKF prior to December 31, 2005, shall be entitled (unless he or she has entered into a written agreement with BKF which provides otherwise) to receive his or her annual bonus incentive compensation to which he or she would otherwise be entitled for 2005 had he or she remained in employment to the date or dates following December 31, 2005 on which such annual bonus incentive compensation becomes payable.

                  3. BKF and JAL hereby agree and acknowledge that the Resignation Date occurred on September 28, 2005 and that, as of the Resignation Date, (i) subject to Section 2 of this Amendment (and Section 19 of the Agreement as added to the Agreement by this Amendment), JAL resigned from all positions as an employee of BKF and its affiliates; (ii) the Consulting Period commenced; and (iii) JAL assumed the title of CE.

                  4. The Consulting Period (as defined in Section 2 of the Agreement) shall terminate effective as of the close of business on December 31, 2005. In consideration for, and subject to BKF's performance of, the undertakings of BKF pursuant to Section 2 of this Amendment (and Section 19 of this Agreement as added to the Agreement by this Amendment), JAL hereby waives entitlement to the Consulting Fee.

                  5. The arrangement for BKF to provide office space and office services to JAL and the Successor Business pursuant to Section 12 of the Agreement shall continue until midnight on March 31, 2006 or such earlier date as JAL and BKF shall agree in writing. Because of the application of Section 19.c.iv. of the Agreement (as added by this Amendment), BKF hereby waives entitlement to the payment by JAL of reimbursement amounts for the use of such office space and related office services through and including December 31, 2005.

                  7. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  8. Except as hereinabove provided, the Agreement, as modified by this Amendment is hereby ratified and confirmed and shall continue in full force and effect.

                  9. The provisions of Section 10 of the Agreement (other than with respect to the reimbursement of legal fees) shall apply with respect to this Amendment.


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                  IN WITNESS WHEREOF, the parties hereto have duly executed this as of the date first above written.

BKF CAPITAL GROUP, INC.                              JOHN A. LEVIN

By: /s/ Norris Nissim                                /s/ John A. Levin
    ------------------------                         -----------------------
    Senior Vice President,
    General Counsel and Secretary


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